Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL:     713.986.4444

FAX:     713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2018 SECOND

QUARTER AND SIX MONTH RESULTS

Houston, Texas — May 3, 2018 — Geospace Technologies (NASDAQ: GEOS) today announced that it narrowed its net loss to $4.7 million, or $0.36 per diluted share, on revenue of $19.2 million for its second quarter ended March 31, 2018 compared to a net loss of $11.5 million, or $0.88 per diluted share, on revenue of $20.6 million for the second quarter of the prior year.

For the six months ended March 31, 2018, the company recorded revenue of $33.9 million compared to revenue of $35.8 million during the prior year period. The company reported a net loss of $14.2 million, or $1.07 per diluted share compared to a net loss of $23.2 million, or $1.77 per diluted share for the year ago period.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “We are encouraged to see that revenue generated in the second fiscal quarter increased sequentially over the first quarter by 31%, or $4.6 million. While the sequential increase is positive,, the amounts recorded in both the three month and six month periods ended March 31, 2018 reflect slight reductions in revenue of 6% and 5%, respectively, compared to the same periods last year. These reductions, while not attributed to any particular trend, resulted from the inconsistent demand for the purchase and rental of our seismic products.    Despite the slightly lower revenue reported during the fiscal 2018 periods, we successfully generated a gross profit; our first gross profit in three years. The gross profit generated was primarily driven by lower inventory obsolescence charges as well as other financial management and cost reduction efforts that were implemented during this time. Further evidence of our cost control efforts is exemplified by our lower operating expenses. Excluding bad debt reserves and recoveries, operating expenses for the three month and six month periods ended March 31, 2018 fell by 15% and 8%, respectively, compared to last year.”

Traditional Seismic Products

“Revenue generated during the second quarter from our traditional seismic products totaled $3.2 million. This represents a decrease of 12% from last year’s second quarter, and generally reflects lower seismic industry demand for sensor products, as well as our connector and marine products. In contrast, revenue from these products in the first six months of the fiscal year increased by 12% over the same period last year, producing revenue of $7.0 million. Sales of specialty sensors and geophones from our rental fleet during the first quarter were the main driver of the increased revenue. Fluctuations in the sale of our traditional seismic products are typical from one period to another. If seismic exploration activities increase with the recent rise in crude oil prices, we would anticipate that these products will see an overall increase in demand.”

Wireless Seismic Products

“Revenue from our wireless seismic products for the three months and six months ended March 31, 2018 totaled $6.0 million and $9.7 million, respectively. These figures represent respective declines of 37% and 39% from the corresponding periods last year. It is important to note that the revenue generated during both prior year periods was associated with large OBX rental contracts underway at that time, compared with smaller OBX rental contracts in the current year periods. Despite this decline, we believe demand for our OBX marine nodes will continue to increase in future periods, based on the number and size of job tenders our customers are currently quoting. In that light, we recently entered into a contract with a new customer to rent 9,000 OBX nodes for a period of 180-days. We expect revenue from this rental contract to begin near the latter portion of our fiscal third quarter ending on June 30, 2018.”

Reservoir Seismic Products

“Our reservoir seismic products generated $2.1 million in the second fiscal quarter. This is almost three times the amount recorded in last year’s second fiscal quarter. Similarly, in the first six months of the current fiscal year, revenue from this segment more than doubled from the same period last year. The revenue increase in both periods is attributed to the sale of borehole seismic tools from our rental fleet, which are utilized in ‘frac monitoring’ and near-borehole well and reservoir characterization. Revenue in this segment will continue to fluctuate and will not increase in a significant way unless and until we have been awarded a contract to deliver a permanent reservoir monitoring system. Discussions to provide such systems are underway with customers, but the decision cycles for these projects are typically long and are not expected to have a commercial impact in the near future.”

Non-Seismic Products

“Collectively, our non-seismic products performed very well in the three month and six month periods ended March 31, 2018. Total revenue from this business segment reached $7.8 million and $14.3 million over the stated time periods, reflecting respective increases of 21% and 17%. This quarter’s revenue is the largest amount received from these products in the last five fiscal quarters. While our imaging product revenue remained relatively flat compared to last year’s three and six month periods, our industrial products experienced significant gains, improving by 43% and 31%, respectively. For the most part, these gains were the result of greater demand for our water meter cables and connectors and contract manufacturing services. We believe our continued efforts to expand our presence and product offerings in these markets will continue to show benefit. In further efforts to leverage our core technologies within non-seismic markets, we are in early stages of new product development that could significantly expand our presence in the border and perimeter security market. We have long served this industry as a provider of reliable sensor products, but through the adaptation of our advanced permanent reservoir monitoring systems, borehole tools, and cellular based wireless data recorders, we expect to provide products which are both innovative and scalable into the growing security industry. In today’s world of heightened security and risk management, we believe these products have great commercial opportunity.”

“During the first six months of our 2018 fiscal year we have seen oil prices increase to their highest level in more than three years, albeit considerably less than the record highs experienced in 2014. Although crude storage figures have fluctuated, efforts by OPEC and other aligned nations to reduce oversupply through managed production are having a stabilizing effect. Many oil companies are now achieving positive cash flows, largely through tightly constrained spending in conjunction with higher oil prices. Nevertheless there remains a hesitancy to increase spending, given the history of how costs spiraled upwards in the past. Exploration for new fields has taken the brunt of this spending resistance, but we are encouraged by an apparent loosening in the stranglehold on exploration funding. This is important in light of increasing analyses warning of future supply shortages if the prior trend were to otherwise continue. Our balance sheet remains strong with no debt and almost $41 million in cash, cash equivalents, and short term investments. In addition, our available credit facility places our total liquidity at more than $68 million. As the seismic market takes on recovery, we believe our support and dedication to customers’ needs for new and existing technological products favor us. In full complement, our financial strength demonstrates a level of stability to customers that significantly de-risks their choice in using our technology. Together with expanding our technology footprint in our non-seismic business segment, we believe we are very well positioned for the future.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2018 second quarter and six month financial results on May 4, 2018, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9177 (US) or (785) 424-1669 (International). Please reference the conference ID: GEOSQ218 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the adoption and sale of our products in various geographic regions, anticipated levels of capital expenditures and the sources of funding therefore, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance, despite substantial investment by us, our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, lack of further orders for our OBX systems, failure of our non-seismic products to be adopted by the border and security perimeter market, and any negative impact from our restatement of our financial statements regarding current assets. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Revenue:
Products	$14,044	$14,775	$27,469	$25,072
Rental equipment	5,203	5,783	6,422	10,771

Total revenue	19,247	20,558	33,891	35,843

Cost of revenue:
Products	14,205	18,799	27,448	33,635
Rental equipment	3,043	4,317	5,412	8,093

Total cost of revenue	17,248	23,116	32,860	41,728

Gross profit (loss)	1,999	(2,558)	1,031	(5,885)
Operating expenses:
Selling, general and administrative	4,785	5,026	9,914	10,120
Research and development	2,430	3,412	5,588	6,784
Bad debt expense (recovery)	6	64	356	(418)

Total operating expenses	7,221	8,502	15,858	16,486

Loss from operations	(5,222)	(11,060)	(14,827)	(22,371)

Other income (expense):
Interest expense	(127)	(8)	(191)	(16)
Interest income	279	137	542	268
Foreign exchange losses, net	(306)	(215)	(349)	(281)
Other, net	(29)	(16)	(54)	(33)

Total other expense, net	(183)	(102)	(52)	(62)

Loss before income taxes	(5,405)	(11,162)	(14,879)	(22,433)
Income tax expense (benefit)	(676)	341	(670)	775

Net loss	$(4,729)	$(11,503)	$(14,209)	$(23,208)

Loss per common share:
Basic	$(0.36)	$(0.88)	$(1.07)	$(1.77)

Diluted	$(0.36)	$(0.88)	$(1.07)	$(1.77)

Weighted average common shares outstanding:
Basic	13,264,710	13,146,330	13,233,205	13,120,286

Diluted	13,264,710	13,146,330	13,233,205	13,120,286

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	March 31, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$14,179	$15,092
Short-term investments	26,462	36,137
Trade accounts receivable, net	12,530	9,435
Financing receivables	5,036	3,055
Income tax receivable	975	273
Inventories	21,834	20,752
Prepaid expenses and other current assets	1,452	1,623

Total current assets	82,468	86,367
Rental equipment, net	19,704	16,462
Property, plant and equipment, net	35,750	37,399
Non-current inventories	48,846	55,935
Deferred income tax assets, net	317	259
Non-current financing receivables, net	6,166	8,195
Prepaid income taxes	48	450
Other assets	213	629

Total assets	$193,512	$205,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,922	$2,599
Accrued expenses and other current liabilities	5,300	6,338
Deferred revenue	533	1,568

Total current liabilities	10,755	10,505
Deferred income tax liabilities	46	37

Total liabilities	10,801	10,542

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,578,916 and 13,438,316 shares issued and outstanding	136	134
Additional paid-in capital	85,103	83,733
Retained earnings	110,957	125,517
Accumulated other comprehensive loss	(13,485)	(14,230)

Total stockholders’ equity	182,711	195,154

Total liabilities and stockholders’ equity	$193,512	$205,696

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net loss	$(14,209)	$(23,208)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax benefit	(40)	(14)
Rental equipment depreciation	4,519	6,905
Property, plant and equipment depreciation	2,105	2,596
Accretion of discounts on short-term investments	24	30
Stock-based compensation expense	1,344	2,844
Bad debt expense (recovery)	356	(418)
Inventory obsolescence expense	3,297	8,397
Gross profit from sale of used rental equipment	(4,187)	(1,531)
Gain on disposal of property, plant and equipment	(25)	—
Realized loss on short-term investments	1	2
Effects of changes in operating assets and liabilities:
Trade accounts receivable	(2,943)	244
Income tax receivable	(701)	12,831
Inventories	(4,613)	1,176
Prepaid expenses and other current assets	179	39
Prepaid income taxes	49	778
Accounts payable trade	2,320	(12)
Accrued expenses and other	89	(2,251)
Deferred revenue	60	(11)
Income tax payable	—	(117)

Net cash provided by (used in) operating activities	(12,375)	8,280

Cash flows from investing activities:
Purchase of property, plant and equipment	(495)	(343)
Proceeds from sale of property and equipment	200	—
Investment in rental equipment	(1,643)	(140)
Proceeds from the sale of used rental equipment	3,904	2,439
Purchases of short-term investments	(3,755)	(5,251)
Proceeds from the sale of short-term investments	13,321	3,814

Net cash provided by investing activities	11,532	519

Cash flows from financing activities:
Proceeds from the exercise of stock options	19	50

Net cash provided by financing activities	19	50

Effect of exchange rate changes on cash	(89)	196

Increase (decrease) in cash and cash equivalents	(913)	9,045
Cash and cash equivalents, beginning of fiscal year	15,092	10,262

Cash and cash equivalents, end of fiscal period	$14,179	$19,307

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Seismic segment revenue:
Traditional exploration products	$3,187	$3,637	$6,977	$6,207
Wireless exploration products	6,039	9,601	9,670	15,924
Reservoir products	2,061	706	2,679	1,219

	11,287	13,944	19,326	23,350
Non-Seismic segment revenue:
Industrial product revenue	4,711	3,301	8,387	6,380
Imaging product revenue	3,115	3,167	5,893	5,824

	7,826	6,468	14,280	12,204
Corporate	134	146	285	289

Total revenue	$19,247	$20,558	$33,891	$35,843

	Three Months Ended		Six Months Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Operating income (loss):
Seismic segment	$(3,757)	$(9,156)	$(11,430)	$(18,609)
Non-seismic segment	1,384	1,052	2,413	2,104
Corporate	(2,849)	(2,956)	(5,810)	(5,866)

Total operating loss	$(5,222)	$(11,060)	$(14,827)	$(22,371)